EXHIBIT 99.1

Noble Corporation plc 10 Brook Street London W1S IBG England
PRESS RELEASE
NOBLE CORPORATION PLC REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

HIGHLIGHTS AND RECENT DEVELOPMENTS:

•	Expanded presence and positioning in the Guyana-Suriname basin following a unique, Commercial Enabling Agreement (CEA) with ExxonMobil

•	Noble Sam Croft added to CEA with one-year contract award

•	2019 operating days improved 18 percent with fleet uptime at 97 percent

•	Fourth quarter contract drilling services revenue totaled $441 million, inclusive of Noble Bully II contract buyout of $167 million

•	Regional operations to expand into Trinidad and Tobago following a contract award for the Noble Regina Allen
LONDON, February 19, 2020 - Noble Corporation plc (NYSE: NE, the Company) today reported a net loss attributable to the Company for the three months ended December 31, 2019 (fourth quarter) of $33 million, or $0.13 per diluted share, on total revenues of $454 million. Results for the fourth quarter included net favorable items totaling $50 million, or $0.20 per diluted share, as follows:

•
Contract drilling services revenues totaling $167 million ($80 million net of associated costs, taxes and noncontrolling interests, or $0.32 per diluted share) resulting from the previously announced Noble Bully II contract buyout with Royal Dutch Shell plc (Shell).

•	Non-cash loss on impairment, net of taxes, totaling $17 million, or $0.07 per diluted share, resulting from the impairment of the semisubmersible Noble Paul Romano and certain capital spares.

•	Net expense of $13 million, or $0.05 per diluted share, relating to various non-cash discrete tax items.

MORE

Excluding the impact of the aforementioned items, Noble Corporation plc generated an adjusted net loss attributable to the Company for the three months ended December 31, 2019 of $83 million, or $0.33 per diluted share, on total revenues of $287 million.
For the twelve months ended December 31, 2019, Noble Corporation plc reported a net loss attributable to the Company of $701 million, or $2.81 per diluted share, of which a loss of $4 million, or $0.02 per diluted share, is related to discontinued operations. Total revenues for the year reached $1.3 billion. Results for 2019 included net unfavorable items totaling $323 million, or $1.29 per diluted share, net of tax and noncontrolling interests, including the above mentioned fourth quarter items, in addition to previously announced asset impairments, the legal contingency expense for the Paragon litigation matter, gain on debt extinguishments and discrete tax items recognized in the first three quarters. After consideration of these net unfavorable items, Noble Corporation plc generated an adjusted net loss from continuing operations attributable to the Company for the twelve months ended December 31, 2019, of $374 million, or $1.50 per diluted share, with total revenues of $1.1 billion.
A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found at www.noblecorp.com. It provides a reconciliation for revenues, net loss, income tax and diluted earnings per share for the fourth quarter and full year of 2019, and for the fourth quarter and full year of 2018.
Addressing the fourth quarter and full year performance, Julie J. Robertson, Chairman, President and Chief Executive Officer of Noble Corporation plc, noted, “We closed another quarter with strong operational performance, extending our record for consistency that remains among the best in our industry. Our fleet uptime in the fourth quarter exceeded 97 percent, while quarterly contract drilling revenues and EBITDA were well ahead of our expectations.
“From an annual perspective, fleet operating days improved 18 percent when compared to 2018, due in part to the commencement of operations on two recently acquired newbuild jackups, one of which, the Noble Joe Knight, began its multi-year contract in the Middle East during October. Also, we completed several advantageous rig mobilizations over the year, two of which allowed us to expand our footprint in the prolific Guyana-Suriname basin. These rig moves have further enhanced our global fleet positioning as we evaluate opportunities across our premium floating and jackup fleets.”
Contract drilling services revenues for the fourth quarter totaled $441 million, including $167 million related to the Noble Bully II contract buyout with Shell. Excluding revenues from the buyout, contract drilling services revenues for the fourth quarter would have been $274 million compared to $259 million in the preceding quarter of 2019. The six percent improvement in revenues was due largely to higher operating days in the jackup rig fleet, which improved 11 percent compared to the previous quarter, increased mobilization revenues, and higher average dayrates in the floating rig fleet. These items were partially offset by reduced operating days for the Noble Bully II.
Contract drilling service costs in the fourth quarter totaled $182 million, including costs of $7 million relating to the Noble Bully II contract buyout. Excluding the buyout costs, adjusted contract drilling service costs would have been $175 million or relatively flat when compared to $176 million in the preceding quarter.
Excluding the impact of the Noble Bully II buyout, earnings before interest, taxes, depreciation and amortization (EBITDA) in the fourth quarter reached $83 million compared to $68 million in the preceding quarter, while contract drilling margin improved to 36 percent from 32 percent over the same period of comparison.

Operating Highlights
Fourth quarter utilization across the Company’s 12 floating rigs was 60 percent compared to 63 percent in the preceding quarter. Excluding three cold-stacked rigs, active floating utilization was 80 percent compared to 83 percent over the same period of comparison, with the modest decline due to a reduction in operating days on the Noble Bully II following the previously noted contract buyout. With regard to the Noble Bully II, the Company recognized 63 operating days and $14 million of contract drilling revenues in the fourth quarter due to a later-than-expected closing of the contract buyout with Shell. Average daily revenues, adjusted for the contract buyout, improved to $199,000 in the fourth quarter compared to $190,000 in the preceding quarter, with higher dayrates experienced for the Noble Don Taylor, Noble Sam Croft and the Noble Globetrotter II, which benefitted from enhanced daily revenues with the utilization of its managed pressure drilling system.
The previously reported CEA with ExxonMobil enhances the Company’s presence in the Guyana-Suriname basin, with multi-year contract visibility, strong fleet utilization, and important economies of scale and logistical savings. Also, the agreement includes an attractive commercial model and deepens Noble’s relationship with a valued client, while positioning the Company for the possibility of further expansion in the basin. With regard to expansion, the Company announced that the Noble Sam Croft will be added to the CEA with a one-year contract award that is expected to commence in August 2020, following the conclusion of the rig’s current drilling assignment offshore Suriname. The addition of the Noble Sam Croft increases the total rig years awarded under the CEA to 4.5, with six additional years dependent on future development decisions and government approvals. At December 31, 2019, seven of the Company’s nine active floating rigs remained under contract.
The Company’s 13-rig jackup fleet experienced an 11 percent increase in operating days during the fourth quarter, which improved utilization in the quarter to 93 percent compared to 89 percent in the third quarter. The improvement in operating days followed the commencement of operations on the Noble Joe Knight offshore Saudi Arabia and the Noble Houston Colbert in the UK North Sea, and a full quarter of operations on the Noble Scott Marks following the completion of a regulatory program during the third quarter. These events were partially offset by fewer operating days on the Noble Tom Prosser due to the rig’s relocation to a new drilling location offshore Australia. In December 2019, the Noble Regina Allen was awarded a contract for operations offshore Trinidad and Tobago, with contract commencement during the second half of 2020. Following the recent exercise of an option well, the expected contract duration has increased to 190 days.
At December 31, 2019, all 13 of the Company’s jackup rigs remained under contract. An estimated 58 percent of the available jackup fleet rig days in 2020 were committed to contracts, or 62 percent, excluding the Noble Joe Beall, which the Company plans to dispose of at the completion of its current contract.

Backlog, Capital and Balance Sheet
At December 31, 2019, the Company’s estimated revenue backlog totaled approximately $1.5 billion and reflects a reduction of $282 million following the Noble Bully II contract buyout. Approximately $833 million of the backlog was associated with the floating rig fleet and $622 million with the jackup fleet. An estimated $776 million of the revenue backlog is attributable to the year 2020. The 4.5 years of contract term awarded under the CEA with ExxonMobil are subject to periodically adjusted market dayrates, and are excluded from the revenue backlog, but would contribute an estimated $312 million if an illustrative dayrate of $200,000 and discount, net of performance bonus, of 5% were applied to the term.
Capital expenditures for the fourth quarter and full year of 2019 were $48 million and

$253 million, respectively, with the full year total excluding the $54 million seller-financed portion of the Noble Joe Knight purchase price. Expenditures for the full year were comprised of $75 million for fleet maintenance, $138 million for major projects, including rig reactivations and subsea spares, $30 million for the purchase of the Noble Joe Knight, and $10 million of capitalized interest.
A strong liquidity position remains one of the Company’s key priorities. At December 31, 2019, the Company maintained the ability to borrow up to an additional $660 million under the Company’s 2017 Credit Facility.
During December 2019, the Company used cash on hand to repay $100 million of borrowings on the 2017 Credit Facility. Subsequently, the Company terminated its 2015 Credit Facility following the repayment of $300 million of borrowings outstanding, utilizing borrowing capacity available on its 2017 Credit Facility to do so. At December 31, 2019, borrowings outstanding on the 2017 Credit Facility were $335 million.

Outlook
In closing, Ms. Robertson noted, “Offshore drilling activity continued to trend favorably during 2019 with the contracted floating and jackup rig counts, when compared to measures at December 2018, improving seven percent and 12 percent, respectively. As global fleet utilization rose through the year, meaningful dayrate appreciation was experienced across the industry’s active rig fleet. As we enter 2020, early concerns for crude oil demand, due largely to the Coronavirus, have led to a decline in oil prices. Although, we currently see no evidence of our customers altering their spending plans, we recognize the heightened risk for reduced spending should the weakness persist. At present, the prospects for further industry gains are encouraging. With the exception of the UK North Sea, where some sluggishness is expected through the first half of 2020, opportunities for premium jackups remain healthy in the Middle East, Asia and Pacific Rim. In the floating rig fleet, evidence continues to mount in support of a heightened interest in offshore oil and gas resources among the industry’s exploration and production companies, especially in regions such as Guyana, Suriname, Brazil and Mexico. These regions, as well as others in the Eastern Hemisphere, continue to demonstrate strong oil and gas resource potential, leading to incremental rig needs as exploration and development campaigns commence.”

About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 25 offshore drilling units, consisting of 12 drillships and semisubmersibles and 13 jackups, focused largely on ultra- deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement
Statements regarding contract backlog, costs, revenue, rig demand, fleet condition, operational or financial performance, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, rig reactivations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the offshore drilling market, market outlook, our financial position, business strategy, taxes and tax rates, liquidity, competitive position, capital expenditures, debt levels, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti- corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call
Noble has scheduled a conference call and webcast related to its fourth quarter and full year 2019 results on Thursday, February 20, 2020, at 8:00 a.m. U.S. Central Standard Time. Interested parties are invited to listen to the call by dialing 1-833-245-9653, or internationally 1-647-689-4225, using access code: 4828326, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.
A replay of the conference call will be available on Thursday, February 20, 2020, beginning at 11:00 a.m. U.S. Central Standard Time, through Friday, March 20, 2020, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-800-585-8367 or, for calls from outside of the U.S., 1-416-621-4642, using access code: 4828326. The replay will also be available on the Company’s Website following the end of the live call.
For additional information, contact: Jeffrey L. Chastain,
Vice President - Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com

NOBLE CORPORATION PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2019		Twelve Months Ended December 31, 2019
	2019	2018	2019	2018
Operating revenues
Contract drilling services	$441,312	$292,049	$1,246,058	$1,036,082
Reimbursables and other	12,776	17,843	59,380	46,744
	454,088	309,892	1,305,438	1,082,826
Operating costs and expenses
Contract drilling services	181,821	178,666	698,343	629,937
Reimbursables	10,506	14,761	49,061	37,084
Depreciation and amortization	106,740	114,226	440,221	486,530
General and administrative	18,976	14,694	168,792	73,216
Loss on impairment	19,784	9,290	615,294	802,133
	337,827	331,637	1,971,711	2,028,900
Operating income (loss)	116,261	(21,745)	(666,273)	(946,074)
Other income (expense)
Interest expense, net of amounts capitalized	(71,224)	(73,741)	(279,435)	(297,611)
Gain (loss) on extinguishment of debt, net	—	6,866	30,616	(1,793)
Interest income and other, net	1,785	1,488	6,007	8,302
Income (loss) from continuing operations before income taxes	46,822	(87,132)	(909,085)	(1,237,176)
Income tax benefit	1,378	56,307	38,540	106,641
Net income (loss) from continuing operations	48,200	(30,825)	(870,545)	(1,130,535)
Net loss from discontinued operations, net of tax	—	—	(3,821)	—
Net income (loss)	48,200	(30,825)	(874,366)	(1,130,535)
Net (income) loss attributable to noncontrolling interests	(81,070)	(2,237)	173,776	245,485
Net loss attributable to Noble Corporation plc	$(32,870)	$(33,062)	$(700,590)	$(885,050)
Net loss attributable to Noble Corporation plc
Net loss from continuing operations	$(32,870)	$(33,062)	$(696,769)	$(885,050)
Net loss from discontinued operations, net of tax	—	—	(3,821)	—
Net loss attributable to Noble Corporation plc	$(32,870)	$(33,062)	$(700,590)	$(885,050)
Per share data
Basic:
Loss from continuing operations	$(0.13)	$(0.13)	$(2.79)	$(3.59)
Loss from discontinued operations	—	—	(0.02)	—
Net loss attributable to Noble Corporation plc	$(0.13)	$(0.13)	$(2.81)	$(3.59)
Diluted:
Loss from continuing operations	$(0.13)	$(0.13)	$(2.79)	$(3.59)
Loss from discontinued operations	—	—	(0.02)	—
Net loss attributable to Noble Corporation plc	$(0.13)	$(0.13)	$(2.81)	$(3.59)

NOBLE CORPORATION PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$104,621	$375,232
Accounts receivable, net	198,665	200,722
Prepaid expenses and other current assets	118,821	83,102
Total current assets	422,107	659,056
Property and equipment, at cost	10,306,625	10,956,412
Accumulated depreciation	(2,572,701)	(2,475,694)
Property and equipment, net	7,733,924	8,480,718
Other assets	128,467	125,149
Total assets	$8,284,498	$9,264,923
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$62,505	$—
Accounts payable	108,208	125,557
Accrued payroll and related costs	56,056	50,284
Other current liabilities	290,159	189,616
Total current liabilities	516,928	365,457
Long-term debt	3,779,499	3,877,402
Other liabilities	329,099	367,490
Total liabilities	4,625,526	4,610,349
Commitments and contingencies
Equity
Total shareholders' equity	3,658,972	4,253,171
Noncontrolling interests	—	401,403
Total equity	3,658,972	4,654,574
Total liabilities and equity	$8,284,498	$9,264,923

NOBLE CORPORATION PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(874,366)	$(1,130,535)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	440,221	486,530
Loss on impairment	615,294	802,133
(Gain) loss on extinguishment of debt, net	(30,616)	1,793
Changes in components of working capital:
Change in taxes receivable	(11,225)	84,847
Net changes in other operating assets and liabilities	47,463	(72,917)
Net cash provided by operating activities	186,771	171,851
Cash flows from investing activities
Capital expenditures	(268,783)	(194,779)
Proceeds from disposal of assets, net	12,753	5,402
Net cash used in investing activities	(256,030)	(189,377)
Cash flows from financing activities
Issuance of senior notes	—	750,000
Borrowings on credit facilities	755,000	—
Repayments of credit facilities	(420,000)	—
Repayments of senior notes	(400,000)	(972,708)
Debt issuance costs	(1,092)	(15,639)
Purchase of noncontrolling interest	(106,744)	—
Dividends paid to noncontrolling interests	(25,109)	(27,579)
Taxes withheld on employee stock transactions	(2,779)	(3,470)
Net cash used in financing activities	(200,724)	(269,396)
Net decrease in cash, cash equivalents and restricted cash	(269,983)	(286,922)
Cash, cash equivalents and restricted cash, beginning of period	375,907	662,829
Cash, cash equivalents and restricted cash, end of period	$105,924	$375,907

NOBLE CORPORATION PLC AND SUBSIDIARIES
FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
(In thousands, except operating statistics)
(Unaudited)

	Three Months Ended December 31,						Three Months Ended September 30,
	2019			2018			2019
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$441,312	$—	$441,312	$292,049	$—	$292,049	$259,428	$—	$259,428
Reimbursables and other	12,776	—	12,776	17,843	—	17,843	16,098	—	16,098
	$454,088	$—	$454,088	$309,892	$—	$309,892	$275,526	$—	$275,526
Operating costs and expenses
Contract drilling services	$181,821	$—	$181,821	$178,666	$—	$178,666	$175,929	$—	$175,929
Reimbursables	10,506	—	10,506	14,761	—	14,761	13,779	—	13,779
Depreciation and amortization	103,778	2,962	106,740	110,372	3,854	114,226	109,616	3,139	112,755
General and administrative	18,976	—	18,976	14,694	—	14,694	17,565	—	17,565
Loss on impairment	19,784	—	19,784	9,290	—	9,290	595,510	—	595,510
	$334,865	$2,962	$337,827	$327,783	$3,854	$331,637	$912,399	$3,139	$915,538
Operating income (loss)	$119,223	$(2,962)	$116,261	$(17,891)	$(3,854)	$(21,745)	$(636,873)	$(3,139)	$(640,012)

Operating statistics
Jackups:
Average Rig Utilization	93%	94%	89%
Operating Days	1,096	1,037	985
Average Dayrate	$129,898	$121,949	$130,339
Floaters (1):
Average Rig Utilization	60%	56%	63%
Operating Days	664	618	691
Average Dayrate	$450,362	$267,737	$189,773
Total (1):
Average Rig Utilization	77%	75%	76%
Operating Days	1,760	1,655	1,676
Average Dayrate	$250,760	$176,443	$154,827

(1)
The fourth quarter of 2019 includes the impact of the Noble Bully II contract buyout. Exclusive of this item, the average dayrate for the three months ended December 31, 2019 would have been $198,956 for floaters and $155,940 for total rigs.

NOBLE CORPORATION PLC AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)

The following table presents the computation of basic and diluted loss per share:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Numerator:
Basic
Net loss from continuing operations	$(32,870)	$(33,062)	$(696,769)	$(885,050)
Net loss from discontinued operations, net of tax	—	—	(3,821)	—
Net loss attributable to Noble Corporation plc	$(32,870)	$(33,062)	$(700,590)	$(885,050)
Diluted
Net loss from continuing operations	$(32,870)	$(33,062)	$(696,769)	$(885,050)
Net loss from discontinued operations, net of tax	—	—	(3,821)	—
Net loss attributable to Noble Corporation plc	$(32,870)	$(33,062)	$(700,590)	$(885,050)
Denominator:
Weighted average shares outstanding - basic	249,198	246,793	248,949	246,614
Weighted average shares outstanding - diluted	249,198	246,793	248,949	246,614

Loss per share
Basic:
Loss from continuing operations	$(0.13)	$(0.13)	$(2.79)	$(3.59)
Loss from discontinued operations	—	—	(0.02)	—
Net loss attributable to Noble Corporation plc	$(0.13)	$(0.13)	$(2.81)	$(3.59)
Diluted:
Loss from continuing operations	$(0.13)	$(0.13)	$(2.79)	$(3.59)
Loss from discontinued operations	—	—	(0.02)	—
Net loss attributable to Noble Corporation plc	$(0.13)	$(0.13)	$(2.81)	$(3.59)

NOBLE CORPORATION PLC AND SUBSIDIARIES
NON-GAAP RECONCILIATION

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on February 19, 2020, and discussed in the related conference call on February 20, 2020, are appropriate measures of the continuing and normal operations of the Company:
(i)     In the first quarter of 2019, a gain on debt extinguishment;
(ii)     In the second quarter of 2019, charge related to the Paragon litigation and a discrete tax item;
(iii)    In the third quarter of 2019, an impairment on one of our rigs and a loss on debt extinguishment; and
(iv)    In the fourth quarter of 2019, an impairment of a rig and capital spares, discrete tax items and the contract buyout with
            Shell.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Total Revenue	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Total revenue	$454,088	$309,892	$1,305,438	$1,236,915

Adjustments
Noble Bully II - Shell contract buyout	(166,858)	—	(166,858)	—
Total Adjustments	(166,858)	—	(166,858)	—
Adjusted total revenue	$287,230	$309,892	$1,138,580	$1,236,915

Reconciliation of Income Tax Benefit (Provision)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Income tax benefit (provision)	$1,378	$56,307	$38,540	$106,641

Adjustments
Loss on impairment	(2,630)	—	(2,630)	(35,613)
Gain (loss) on debt extinguishment	—	1,442	6,566	(399)
Discrete tax items	12,485	(60,568)	(21,178)	(85,492)
Noble Bully II - Shell contract buyout	2,452	—	2,452	—
Total Adjustments	12,307	(59,126)	(14,790)	(121,504)
Adjusted income tax benefit (provision)	$13,685	$(2,819)	$23,750	$(14,863)

Reconciliation of Net Loss Attributable to Noble Corporation plc	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net loss attributable to Noble Corporation plc	$(32,870)	$(33,062)	$(700,590)	$(885,050)

Adjustments
Loss on impairment, net of tax	17,154	9,290	612,664	766,520
(Gain) loss on debt extinguishment	—	(5,424)	(24,050)	1,503
Net loss attributable to noncontrolling interests	78,019	—	(186,969)	(250,348)
Discrete tax items	12,485	(60,568)	(21,178)	(85,492)
Legal contingencies	—	—	100,000	—
Noble Bully II - Shell contract buyout	(157,647)	—	(157,647)	—
Total Adjustments	(49,989)	(56,702)	322,820	432,183
Adjusted net loss attributable to Noble Corporation plc	$(82,859)	$(89,764)	$(377,770)	$(452,867)

Reconciliation of Diluted EPS Attributable to Noble Corporation plc	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Unadjusted diluted EPS attributable to Noble Corporation plc	$(0.13)	$(0.13)	$(2.81)	$(3.59)

Adjustments
Loss on impairment	0.07	0.04	1.40	2.09
(Gain) loss on debt extinguishment	—	(0.02)	(0.10)	0.01
Discrete tax items	0.05	(0.25)	(0.09)	(0.35)
Legal contingencies	—	—	0.40	—
Noble Bully II - Shell contract buyout	(0.32)	—	(0.32)	—
Total Adjustments	(0.20)	(0.23)	1.29	1.75
Adjusted diluted EPS attributable to Noble Corporation plc	$(0.33)	$(0.36)	$(1.52)	$(1.84)